EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Appoints Greta Van to Board of Directors

Finance and Technology Leader Brings Decades of Experience in Audit, Controls, Risk, Compliance and Strategy Across Global Public Companies

FLORHAM PARK, N.J., Mar. 6, 2026 — Conduent Incorporated (Nasdaq: CNDT), a global technology-driven business solutions and services company, today announced the appointment of Greta Van to its Board of Directors. Van brings more than two decades of progressive leadership experience spanning finance, audit, enterprise risk management, and strategic operations within global, publicly traded organizations.
Van currently serves as Chief Audit Executive at Jack Henry & Associates, a leading financial technology and payment processing provider. In this role, she advises the Board and Audit Committee on governance, internal controls, and enterprise risk while overseeing public company compliance and high‑value strategic consulting initiatives. She has transformed the company’s internal audit function, expanded its consulting mandate, delivered cost reductions in external audit engagements, and is valued as a strategic business partner to the operations team.
Van also held senior leadership roles at PRGX, Infor Global Solutions, Crawford & Company, Internap, Comverge, and Accretive Solutions. Her experience also includes enterprise strategy, M&A governance, information security, business continuity, and operational integration.
"Greta is an exceptional leader with broad experience across governance, risk, and strategy, and her deep operational and financial expertise makes her a valuable addition to our Board," said Harsha V. Agadi, Chief Executive Officer of Conduent. "Her ability to modernize complex functions, strengthen enterprise risk frameworks, and enhance board‑level reporting will help us advance our strategic priorities and deliver value to our clients, associates, and shareholders."
“I am honored to join Conduent’s Board at such a pivotal time in the company’s evolution,” said Van. “Conduent’s focus on technology‑driven solutions, operational excellence, outstanding client service and quality, and disciplined transformation aligns strongly with my professional experience. I look forward to partnering with the Board and leadership team to help further accelerate performance and strengthen governance across the enterprise.”

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EXHIBIT 99.1
About Conduent
Conduent delivers digital business solutions and services spanning the commercial, government and transportation spectrum – creating valuable outcomes for its clients and the millions of people who count on them. The Company leverages cloud computing, artificial intelligence, machine learning, automation and advanced analytics to deliver mission-critical solutions. Through a dedicated global team of approximately 51,000 associates, process expertise and advanced technologies, Conduent’s solutions and services digitally transform its clients’ operations to enhance customer experiences, improve performance, increase efficiencies and reduce costs. Conduent adds momentum to its clients’ missions in many ways including disbursing approximately $80 billion in government payments annually, enabling approximately 2.0 billion customer service interactions annually, empowering millions of employees through HR services every year and processing over 14 million tolling transactions every day. Learn more at www.conduent.com.

Media Contacts

Sean Collins, Conduent, 310-497-9205 sean.collins2@conduent.com

Josh Overholt, Conduent, ir@conduent.com

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